EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-264783, 333-265512 and 333-268087) on Form S-3 and the registration statement (No. 333-257822) on Form S-8 of our report dated April 1, 2024, with respect to the consolidated financial statements of AST SpaceMobile, Inc. and subsidiaries.

/s/ KPMG LLP

Miami, Florida

April 1, 2024